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                                                                    EXHIBIT 99.2

For more      PC Connection, Inc.
information   Mark A. Gavin
contact:      Senior Vice President of Finance and Chief Financial Officer
              (603) 423-2451

                                                         FOR IMMEDIATE RELEASE
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       PC Connection Calls Off Acquisition with Cyberian Outpost, Inc.

Merrimack, NH - September 4, 2001 - PC Connection, Inc. (NASDAQ: PCCC) announced today that it and Cyberian Outpost, Inc. have terminated their Merger Agreement and all other agreements between them, including the Stock Warrant Agreement, the Credit and Supply Agreement, the Security Agreement and the Note. The terms of the termination, including mutual releases between the parties, are set forth in a Termination Agreement executed today. Pursuant to the Termination Agreement, Cyberian Outpost has repaid PC Connection in full all amounts due under the terminated credit facility. PC Connection will withdraw the registration statement previously filed with the Securities and Exchange Commission related to the now-terminated merger proposal.

As the parties previously announced on August 22, 2001, Cyberian Outpost had informed PC Connection that it may not be able to fulfill the net worth condition in the Merger Agreement, and PC Connection had determined that it would not waive that condition.

ABOUT PC CONNECTION, INC.

PC Connection, Inc., a Fortune 1000 company, is a rapid-response provider of information technology products and solutions. The Company offers more than 100,000 brand-name products through its staff of technically-trained outbound sales account managers and catalog telesales representatives, its comprehensive web sites at www.pcconnection.com, www.macconnection.com and www.comteq.com, and its catalogs PC Connection (1-800-800-5555) and MacConnection (1-800-800-2222). Through its full-service Distribution and Custom-Configuration Center, PC Connection can deliver custom-configured computer systems overnight.

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"Safe Harbor" Statement for PC Connection, Inc. under the Private Securities
Litigation Reform Act of 1995: This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, those risks detailed under the caption "Factors That May Affect Future Results and Financial Condition" in PC Connection's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000.
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